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                          [Letterhead of Comerica Bank]


                                   May 8, 2000


NBO, LLC
Attn:   Mr. David W. Schostak
25800 Northwestern Hwy.
Suite 750
Southfield, MI 48075

Gentlemen:

         We are pleased to advise you that Comerica Bank has approved a $55,000,000 non-revolving line of credit (the "Loan") for NBO, LLC or a wholly-owned subsidiary of NBO, LLC ("Borrower") for the purpose of acquiring a controlling interest in Quality Dining, Inc. ("QDI"), on the following terms and conditions. This commitment will remain outstanding through May 1, 2001, subject to the terms and conditions set forth herein.

A.       Interest Rate.

         The Loan will bear interest at the eurodollar-based rate. The eurodollar-based rate shall be a per annum rate equal to 4.0% (400 basis points) plus the eurodollar interbank offering rate for one, two, three or six month interest periods (as determined by the Bank to be available), adjusted for reserves and rounded upwards, if necessary, to the nearest 1/16th of 1%. The eurodollar-based rate may be selected by Borrower for fixed periods of one, two, three or six months, in minimum increments of $1,000,000. No more than three (3) separate eurodollar advances may be outstanding at any time.

         Borrower will be required to compensate the Bank in the event any applicable law, treaty, rule or regulation now or hereafter in effect or any interpretation or administration thereof shall (i) affect the basis of taxation of payments to the Bank of any amounts payable under the loan documents, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, the Bank,
(iii) affect the amount of capital required or expected to be maintained by the Bank, or (iv) impose any other condition with respect to the Loan and the result of the foregoing is to increase the cost of the Bank of maintaining the Loan or reduce any amount payable to the Bank with respect to the Loan or increase the amount of capital required by the Bank.

         In the event of any prepayment of any portion of the Loan on a date other than the last day of an interest period applicable thereto, the Borrower shall be required to reimburse the Bank on demand for any costs incurred by the Bank as a result of the timing thereof, including, but not limited to any costs incurred in liquidating or employing deposits from third parties.

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NBO, LLC
May 5, 2000
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         Interest shall be calculated on the basis of a 360 day year and assessed for the actual number of days elapsed. Upon the occurrence of any default, interest shall accrue at a per annum rate equal to 3% above the rate otherwise in effect.


B. Payments and Maturity. Payments of interest only will be due on the first day of each month. The Loan will mature on May 1, 2001.

C.       Security. Security for the Loan will consist of the following:

         a. A first perfected security interest in the collateral that currently secures and will continue to secure a separate credit facility of Bank to SF Financial, L.L.C.

         b. A first perfected security interest in the ownership interest of Jerome, David, Robert and Mark Schostak in the Borrower.

         c. An unlimited joint and several guaranty of payment executed by Jerome, David, Robert and Mark Schostak ("Guarantors").

D.       Fees.  Borrower agrees to pay the following fees to Bank:

         a.       $150,000 upon acceptance of this letter.

         b.       $50,000 within 30 days of acceptance of this letter.

         c.       $50,000 within 60 days of acceptance of this letter.

         d. $550,000 upon Borrower acquiring a controlling interest in QDI, whether or not the Loan is funded.

         e. a fee equal to1.5% of the amount advanced under the Loan, to be paid at the time of such advance.

E.       Closing Conditions.

         As a condition to closing the Loan, the Bank must have received, reviewed and approved the following:

         a. True copies of the organization documents of Borrower, a good standing certificate and borrowing resolution.

         b. The loan documents, evidencing and securing the Loan pursuant to the terms of this letter.

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NBO, LLC
May 5, 2000
Page 3


F.       Financial Reporting.

         Borrower will be required to provide to the Bank the following, during the term of this commitment and the Loan, (a) and (c) to be in form acceptable to the Bank:

         a. Within 90 days of the end of each fiscal year, annual financial statements prepared by Borrower acceptable to the Bank.

         b.       When available, annual audited financial statements of QDI.

         c. By April 30 of each year, personal financial statements of each guarantor.

G.       Other Loan Document Provisions.

         a. The loan documents shall contain, without limitation, the following provisions:

         b. In the event a controlling interest in QDI is obtained by Borrower, Borrower will not permit QDI to make any distribution, loan or other payment to any Guarantor until the Loan is fully repaid.

         c. In the event QDI becomes a wholly owned subsidiary of Borrower, Borrower will apply the net proceeds of any sales or refinancing of assets of QDI to reduce the principal balance of the Loan.

         d. Borrower will not be permitted to make any distribution, loan or payment to any Guarantor until the Loan is fully repaid.

         e. Borrower agrees to pay to Bank for application to the Loan all distributions and other payments to Borrower from QDI.

H.       Agency.  Borrower agrees as follows:

         Bank shall be entitled, after consultation with you, to change the pricing, terms and/or structure of the financing if the Bank determines, in its sole discretion, that such changes are necessary or advisable to insure a successful syndication of the financing; provided, however, that the total amount of the financing and maturity remains unchanged. It is understood that the Bank's commitment is expressly subject to the agreements in this paragraph, and that these agreements shall survive the closing of the financing and continue to be enforceable by Bank.

         Borrower also agrees that it will fully cooperate with Bank to syndicate the Loan. This includes but is not limited to assisting in preparing and holding a lender meeting in order to successfully syndicate the proposed facilities, meeting with any lenders interested in participating in the facility as necessary, and providing any additional


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NBO, LLC
May 5, 2000
Page 4



information which prospective members of the lender group indicate is necessary for them to obtain credit approval.

I.       General Conditions.

         This loan commitment is made further subject to the absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower or any Guarantor since the date of the most recent financial statements provided to the Bank.

         All documentation regarding the Loan is subject to preparation and approval by the Bank's designated legal counsel. The Bank may require such certificates, legal opinions, instruments and other documents that are customarily included as part of transactions of the type described in this letter in form and substance satisfactory to the Bank.

         All of the Bank's fees, costs and expenses incurred in connection with or relating to the matters and transactions contemplated by this commitment shall be paid by the Borrower without regard to whether or not these matters and transactions are ever closed or consummated.

         The commitments set forth herein shall not be assignable by the Borrower by operation of law, or otherwise, are not intended to create any rights in favor of and may not be relied upon by any third party, and may be terminated at the Bank's option and in any manner as the Bank may determine if the Borrower shall fail to comply with any of the terms and conditions hereof, or in the event at any time prior to the closing of the financing arrangements described herein of a filing by or against the Borrower or any Guarantor of a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee or the making by the Borrower or any Guarantor of an assignment for the benefit of creditors or the filing of a petition for arrangement with respect to the Borrower or any Guarantor.

         This commitment letter contains the entire agreement of the Bank as of the date hereof and is not subject to or supplemented by any previous correspondence between the Borrower and the Bank or any other document not expressly referenced herein. No change in this commitment letter shall be binding upon the Bank unless expressed in writing and signed by the Bank.

         Please indicate your acceptance of the terms and conditions of this commitment letter by signing the original copy where indicated, and returning it to us, together with the first fee of $150,000, on or before May 8, 2000 or all of the Bank's commitments set forth in this commitment letter will expire. This commitment will expire if the definitive loan documents for the loans are not closed on or before May 1, 2001, or if any fee payment is not paid when due.


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NBO, LLC
May 5, 2000
Page 5



         The terms and conditions of this commitment shall survive the closing of the Loan, except where superseded by the loan documents.



                                              Very truly yours,

                                              COMERICA BANK




                                              By:  /s/ Kurt R. Strehlke
                                                   ---------------------------
                                                   Kurt R. Strehlke


                                              Its:   Vice President


Accepted and Agreed:

NBO, L.L.C.



By: /s/ David W. Schostak
    -------------------------

Its:  Member

Dated: May 8, 2000